UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MORGAN STANLEY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following form of letter from James Gorman or Thomas Nides was distributed to certain shareholders on or about April 21, 2010:

Dear [            ]:

A year ago, Morgan Stanley asked shareholders to approve an increase in authorized shares to cover 2009 equity awards, and indicated we would do the same in 2010.  Today I am writing to seek your support for an amendment to our equity share plan that would provide additional shares to cover 2010 compensation.

Over the past two years, Morgan Stanley has fundamentally restructured the way it pays its employees.  We have substantially increased the portion of year-end compensation that is deferred – and significantly reduced the portion paid in cash. We are paying senior executives a portion of their compensation in new “at risk” performance units that only deliver value if the Firm meets specific performance targets after three years. We were the first U.S. bank to institute a clawback provision in 2008, and we further strengthened that clawback in 2009.  We also are providing shareholders with a “Say on Pay” vote in 2010.

Our focus on “at-risk” equity compensation is consistent with regulatory guidance and in the best interests of our shareholders.  However, given the increased portion of compensation paid in equity, the 40 percent increase in our employee base due to the Smith Barney joint venture and the small number of shares currently in our employee stock plan, the Board of Directors is asking shareholders to approve an additional 38 million shares for issuance under our 2007 Equity Incentive Compensation Plan at Morgan Stanley’s upcoming annual meeting.

The additional shares requested are necessary to maintain an appropriate mix of “at risk” equity, deferred compensation and cash awards for our expanded employee base, and are intended to cover grants through the end of 2010, at which point we expect to come back to shareholders for approval of additional shares for the following year.

As a shareholder myself, I strongly believe that approval of these additional shares is crucial to the Firm’s ongoing success for several reasons:

•
At Morgan Stanley, equity awards help to foster an ownership culture.  They are a critical tool in driving shareholder value and in recruiting, retaining and motivating top talent.  These equity awards are delivered instead of – not in addition to – cash compensation, and protect the interests of shareholders.

•
If the plan is not approved, the Firm will be at a significant competitive disadvantage.   Our ability to retain employees would be compromised – since employees would have less equity at risk and competitors would be able to poach our best people.  In addition, our lack of equity awards would make it difficult to attract employees from companies that have equity compensation programs of their own.

•	Without additional shares, the Firm would be compelled to increase the cash component of employee compensation – which is directly contrary to regulatory guidance and best practices in our industry.

We recognize the unique environment in which we’re operating – as well as the government support for the industry in the past year – and we made compensation decisions for 2009 with that in mind.  John Mack did not receive a bonus in 2009, and [my] / [James Gorman’s] year-end award was paid entirely in deferred compensation.  Firm-wide per capita compensation for 2009 was at its lowest level in the past seven years – and down approx. 30 percent from fiscal 2007 – even though the Firm delivered strong performance across many businesses in 2009.

While the improvement in our debt-related credit spreads (DVA) significantly distorted our compensation ratio in 2009, we have committed to maintaining a far lower comp-to-revenue ratio going forward – and we have already begun to deliver on that promise.  In the first quarter, our Firm-wide comp-to-revenue ratio was 49 percent, and that compensation ratio was even lower – 41 percent – in our Institutional Securities segment.

Our first quarter results also make clear that the steps we have taken to reposition the Firm are beginning to pay off.  Our intense focus on disciplined execution helped Morgan Stanley deliver improved results this quarter, with revenues of $9.1 billion, up 33 percent from the fourth quarter of last year, and income from continuing operations applicable to Morgan Stanley of $1.8 billion, or $1.03 per diluted share. Even after excluding the discrete tax benefit recorded this quarter, which boosted our earnings by $0.21 per share this quarter, we still delivered solid performance. However, we still have a great deal of work to do to achieve our long-term goals for the Firm.

As we look to do that, it is critically important that we continue to foster an ownership culture by providing a direct link between employees and shareholders, and that we remain competitive in the market for talent. We need additional shares for grants to our increased workforce to accomplish both of these goals.  Please support our efforts by voting FOR amendment of the Plan, as well as by following the Board’s voting recommendations on the other agenda items.

We have provided additional information about this matter in the attached document.  I’m also happy to discuss this further if you have any questions.  If you need assistance in voting your shares, please contact our proxy solicitors at 1-800-967-4612.

Thank you for your continued support of Morgan Stanley.